Tuesday July 7

Company Press Release

BPI Packaging Technologies, Inc. Board of Directors
Announces Business and Management Changes

N. DIGHTON, Mass.--July 7, 1998--BPI Packaging Technologies, Inc. ("the Company") (NASDAQ/NMS:BPIE - Common Stock), Board of Directors today announced that Dennis N. Caulfield has resigned as an Officer and Director of the Company.
C. Jill Beresford has been elected by the Board of Directors to be the Company's interim Chairman and Chief Executive Officer.

The Board also announced that, effective immediately, the Company will no longer fund the operations of either RC America, Inc. or Market Media, Inc.

The Board's decisions have already resulted in cost savings to the Company of approximately $750K annually. It is the Board's intention to further reduce SG&A significantly.

Jill Beresford stated, "It is my intention to get this Company focused on its core competencies and to operate on an extremely efficient basis.

"Additionally, the Company has begun a search for a highly qualified and well-experienced plastics executive who will maximize shareholder value by focusing on the Company's niche-products at excellent value to our customers."

BPI Packaging Technologies, Inc., is a leading manufacturer of proprietary thin, clear film for tissue and bundle overwrap, proprietary plastic carryout bags sold to convenience stores and produce departments of supermarkets and proprietary in-store advertising and promotion products.

Certain statements contained in this press release are not based on historical facts, but are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, that are based upon a number of assumptions concerning future conditions that may ultimately prove to be inaccurate. Actual events and results may materially differ from anticipated results described in such statements.